RON BENDER (SBN 143364)
DANIEL H. REISS (SBN 150573)
LEVENE, NEALE, BENDER, RANKIN & BRILL L.L.P.
10250 Constellation Boulevard, Suite 1700
Los Angeles, California 90067
Telephone: (310) 229-1234
Facsimile: (310) 229-1244

Attorneys for Chapter 11 Debtor
and Debtor in Possession

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

LOS ANGELES DIVISION

In re:	CASE NO. LA 05-24550-SB
AURA SYSTEMS, INC.,	Chapter 11
Debtor.	DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION
	Plan Confirmation Hearing: Date: January 10, 2006 Time: 2:00 p.m. Place: Courtroom 1575 Roybal Federal Bldg. 255 E. Temple Street Los Angeles, CA 90012

I. INTRODUCTION

Aura Systems, Inc., a Delaware corporation (the "Debtor"), is the Debtor in a pending Chapter 11 bankruptcy case. On June 24, 2005, the Debtor commenced this bankruptcy case by filing a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. § 101 et seq. (the "Bankruptcy Code"). This document is the Debtor's First Amended Plan of Reorganization (the "Plan").

Sent to you in the same envelope as this document is the Disclosure Statement ("Disclosure Statement") describing this Plan which has been approved by the Bankruptcy Court (the "Court"), and which is provided to help you understand this Plan. All terms which are not otherwise defined in this Plan shall have the same meaning as such terms are defined in the Disclosure Statement.

Chapter 11 allows the Debtor, and, under some circumstances, creditors and other parties in interest, to propose a plan of reorganization. This Plan is a plan of reorganization which has been proposed by the Debtor. The effective date of this Plan (the "Effective Date") will be January 31, 2006. The Debtor following the Effective Date shall be referred to as the "Reorganized Debtor".

II. PLAN SUMMARY

The following is a summary description of the fundamental terms of this Plan:

1. The Reorganized Debtor shall continue to be a publicly traded company, with no more than 23,000,000 issued and outstanding shares of common stock and no more than 5,230,000 warrants reserved for issuance. A total of approximately 23,000,000 of shares of common stock in the Reorganized Debtor ("Reorganized Debtor Common Stock") will be issued and outstanding on the Effective Date.

2. The only outstanding debt of the Reorganized Debtor existing on the Effective Date will be any allowed priority tax claims, the $2,525,000 Koyah Entities Promissory Note (defined below), and any other allowed secured claims which the Reorganized Debtor elects to pay over time (as more described below). The Debtor does not believe that there are any allowed priority tax claims or any allowed secured claims (other than the secured claims of the Koyah Entities which will be treated in the manner described below, and the secured claims of Ezra Meyer which will be treated in the manner described below).

3. A group of people and/or entities (collectively referred to herein as the "New Money Investors", the identities of whom and the amounts of money to be contributed by each will be identified for the Court prior to the Plan Confirmation Hearing) will contribute a total of $3,045,000 of new money (the

"New Money Contribution") to the Reorganized Debtor on the Effective Date. This New Money Contribution shall be in addition to the DIP financing provided by the DIP Lenders to the Debtor. In exchange for the New Money Contribution, (i) the New Money Investors shall receive approximately 3,349,500 shares of Reorganized Debtor Common Stock, which will comprise approximately 14.8% of the Reorganized Debtor Common Stock issued and outstanding on the Effective Date, plus approximately 669,900 Warrants (defined below), and (ii) for major contributions to this Plan, the Disclosure Statement, business analysis and modeling, feasibility study, assistance in settlement disputes between the Debtor and certain creditors, and providing valuation analysis for pricing of the New Money Contribution as well as the conversion rates for the DIP Lender, the Aries Group (of which Mr. Kurtzman is a 20% owner) shall receive 2,541,500 shares of Reorganized Debtor Common Stock, which will comprise approximately 11.2% of the Reorganized Debtor Common Stock issued and outstanding on the Effective Date, plus 508,300 Warrants. Of the 2,541,500 shares of Reorganized Debtor Common Stock and 508,300 Warrants that will be received by the Aries Group, 900,000 shares of Reorganized Debtor Common Stock and 179,800 Warrants will be delivered to Mr. Kurtzman.

4. The DIP Lenders, whom the Debtor estimates will be owed a total of approximately $4,064,018 of secured debt on the

Effective Date, will, with their consent, collectively receive (on a pro rata basis based upon the amount of their respective secured debt) in full settlement and satisfaction of their debt owing by the Debtor 6,065,699 shares of Reorganized Debtor Common Stock, which will comprise approximately 26.8% of the Reorganized Debtor Common Stock issued and outstanding on the Effective Date, plus 606,570 Warrants. The DIP Lenders may elect, at their option and discretion, to have their members or participants receive their shares of Reorganized Debtor Common Stock and Warrants in their individual names.

5. The Koyah Entities, whom the Debtor estimates will be owed approximately $5,500,000 of secured debt on the Effective Date, will, with their consent, receive in full settlement and satisfaction of all of their claims against the Debtor, (i) 1,134,000 shares of Reorganized Debtor Common Stock, which will comprise 5% of the Reorganized Debtor Common Stock issued and outstanding on the Effective Date, plus (ii) 259,900 Koyah Entities Warrants (defined below) (or such lesser amount as the Koyah Entities shall designate), plus (iii) a restated promissory note from the Reorganized Debtor (the "Koyah Entities Promissory Note"), which will have, among others, the following terms: (a) a principal balance of $2,600,000, (b) a term of five years, (c) an annual interest rate of 7%, (d) provide for the Reorganized Debtor to make an initial payment of $75,000 to the Koyah Entities on the Effective Date (which will reduce the

principal amount owing under the Koyah Entities Promissory Note on the Effective Date to $2,525,000), (e) beginning with the twelfth full calendar month following the Effective Date, provide for the Reorganized Debtor to repay the balance of the Koyah Entities Promissory Note over the following forty-eight months by making equal monthly payments to the Koyah Entities, (f) provide for the Reorganized Debtor to pay to the Koyah Entities by the date which is five years following the Effective Date all outstanding principal and interest which remain outstanding on that date, and (g) provide for the Reorganized Debtor to have the right to prepay all or any portion of the outstanding obligations owing under the Koyah Entities Promissory Note at any time with no prepayment penalty. The obligations of the Reorganized Debtor to the Koyah Entities on account of the Koyah Entities Promissory Note will be secured by a lien against the same assets which secured the pre-bankruptcy claim of the Koyah Entities, which lien shall have the same priority as the pre-bankruptcy lien of the Koyah Entities. The Reorganized Debtor shall execute any and all documents reasonably requested by the Koyah Entities and delivered by the Koyah Entities to the Reorganized Debtor to evidence the debt owing by the Reorganized Debtor to the Koyah Entities, including, but not limited to, the restated Koyah Entities Promissory Note, a restated security agreement, and a restated financing statement. In addition to the foregoing, the Koyah

Parties shall receive, on account of their Series B Stock, Series A Stock and Current Common Stock the same pro rata treatment as received by all other holders of Series B Stock, Series A Stock and Current Common Stock (or such lesser amounts of such interests as the Koyah Parties shall designate).

6. Ezra Meyer, whom the Debtor estimates will be owed approximately $105,000 of secured debt on the Effective Date, will, with his consent, receive in full settlement and satisfaction of all of his claims against the Debtor $105,000 of cash.

7. All other allowed secured claims, which the Debtor estimates are in the total amount of $0, will, at the election of the Reorganized Debtor, either be (i) paid in cash in full on the Effective Date from the New Money Contribution, or (ii) be paid over a period of five years on a fully amortizing basis with a rate of interest equal to the Federal Funds Rate (which is the interest rate at which banks and other depository institutions lend money to each other, usually on an overnight basis, and which is currently at approximately 4% per annum) existing on the date of the Plan Confirmation Hearing plus 2%, or such other rate of interest agreed to between the Debtor and the holder of such allowed secured claim, or determined by the Court. The Reorganized Debtor will issue a promissory note and a related security agreement and financing statement to the holder of any such allowed secured claim that the Reorganized

Debtor does not pay in cash in full on the Effective Date from the New Money Contribution.

8. The holders of all allowed unsecured claims, which the Debtor estimates is in the total amount of approximately $8.3 million, will collectively receive (on a pro rata basis based upon the amount of their respective allowed unsecured claims) in full settlement and satisfaction of their allowed unsecured claims 4,729,499 shares of Reorganized Debtor Common Stock, which will comprise approximately 20.9% of the Reorganized Debtor Common Stock issued and outstanding on the Effective Date, plus up to 945,900 Warrants. The holders of allowed unsecured claims also have the right to elect to receive a cash distribution equal to 5% of the amount of their allowed unsecured claims in lieu of receiving any Reorganized Debtor Common Stock.

9. All holders of allowed Series B Interests will receive in full settlement and satisfaction of their Series B Interests shares of Reorganized Debtor Common Stock and Warrants. The Debtor believes that there is a total of $9,979,838 of issued and outstanding Series B Stock which has been fully and properly paid for by the holders of the Series B Stock. A list of all of the owners of Series B Stock and the amounts of their respective shares of Series B Stock is attached as Exhibit "7" to the Disclosure Statement. The $3,560,000 of Series B Stock which is listed on the top of Exhibit "7" as "Escrow Shares" refer to

shares of Series B Stock which remain in escrow because they were never properly paid for. The $1,000,000 of Series B Stock which is listed on the top of Exhibit "7" as "RE Trans Issuance" refer to shares of Series B Stock which were issued to the two individuals referenced therein in connection with their prior agreement to purchase the ARI Property. That transaction was never consummated due to what the Debtor considers to have been the breach by the two individuals referenced therein. The issuance of the $1,000,000 of Series B Stock to the two individuals referenced therein was always intended to be conditioned upon the successful consummation of their purchase of the ARI Property, which never occurred. As a result, the Debtor believes that the $1,000,000 of Series B Stock was or should have been cancelled concurrently with their breach of the real estate contract regarding the ARI Property. The holders of the $9,979,838 of issued and outstanding Series B Stock which has been fully and properly paid for (as identified in the column of Exhibit "7" entitled "PD Shares") will receive under this Plan in full settlement and satisfaction of their Series B Interests (on a pro rata basis based upon the amount of their respective Series B Stock) 2,961,585 shares of Reorganized Debtor Common Stock, which will comprise approximately 13.1% of the Reorganized Debtor Common Stock issued and outstanding on the Effective Date, plus up to 987,195 Warrants. As a result, each approximately $3.37 of issued and outstanding Series B

Stock which has been fully and properly paid for will entitle the holder to receive one share of Reorganized Debtor Common Stock. In addition, the holders of the $9,979,838 of issued and outstanding Series B Stock which has been fully and properly paid for will receive one Warrant for each three shares of Reorganized Debtor Common Stock that they receive under this Plan, rounded downward for those Series B interest holders who receive an amount of Reorganized Debtor Common Stock which is not wholly divisible by three. Thus, a Series B interest holder who receives five shares of Reorganized Debtor Common Stock under this Plan will receive one Warrant. A Series B interest holder would need to receive at least six shares of Reorganized Debtor Common Stock to receive at least two Warrants. The holders of Series B Stock referenced in the two columns of "Escrow Shares" and "RE Trans Issuance" will not receive Reorganized Debtor Common Stock or Warrants under this Plan on account of such Series B Stock absent an order of the Court which provides that they have allowed Series B Interests. In the event they obtain such an order of the Court, they will be issued Reorganized Debtor Common Stock and Warrants in the same proportions as that which will be issued to the holders of the $9,979,838 of issued and outstanding Series B Stock addressed above.

10. The holders of all issued and outstanding Series A Stock, comprised of approximately 591,110 shares of Series A

Stock, and identified on Exhibit "8" to the Disclosure Statement, will collectively receive (on a pro rata basis based upon the amount of their respective Series A Stock) in full settlement and satisfaction of their Series A Stock 357,818 shares of Reorganized Debtor Common Stock, which will comprise approximately 1.6% of the Reorganized Debtor Common Stock issued and outstanding on the Effective Date, plus up to 89,455 Warrants.

11. The holders of all issued and outstanding Current Common Stock, which the Debtor estimates is comprised of approximately 439,458,082 shares of Current Common Stock, will collectively receive (on a pro rata basis based upon the amount of their respective Current Common Stock) in full settlement and satisfaction of their Current Common Stock 1,300,000 shares of Reorganized Debtor Common Stock, which will comprise approximately 5.7% of the Reorganized Debtor Common Stock issued and outstanding on the Effective Date. This equates to an exchange of approximately 338 shares of Current Common Stock for each share of Reorganized Debtor Common Stock.

12. All allowed claims which are less than $2,500 in amount, which the Debtor estimates are in the total amount of approximately $50,000, will be paid in cash in full on the Effective Date from the New Money Contribution. Holders of allowed unsecured claims which are greater than $2,500 but not greater than $10,000 shall have the right to reduce their claim

to $2,500 and elect to be paid in cash in full on the Effective Date from the New Money Contribution.

13. On the Effective Date, a total of up to approximately 3,807,319 of warrants (the "Warrants") will be issued to the New Money Investors, the Aries Group, the DIP Lenders, General Unsecured Claims (class 4), Series B Interests (class 6), and Series A Interests (class 7) as follows:

- to the New Money Investors (who will receive one Warrant for each 5 shares of Reorganized Debtor Common Stock);
- to the Aries Group (who will receive one Warrant for each 5 shares of Reorganized Debtor Common Stock);
- to the DIP Lenders (who will receive one Warrant for each 10 shares of Reorganized Debtor Common Stock);
- to holders of allowed unsecured claims (who will receive one Warrant for each 5 shares of Reorganized Debtor Common Stock);
- to holders of issued and outstanding Series B Stock (who will receive one Warrant for each 3 shares of Reorganized Debtor Common Stock); and
- to holders of issued and outstanding Series A Stock (who will receive one Warrant for each 4 shares of Reorganized Debtor Common Stock).

Each Warrant will entitle the holder of the Warrant to purchase one share of Reorganized Debtor Common Stock at a price of $3.00 during the first twelve months following the Effective

Date, $3.50 during the second twelve months following the Effective Date, and $4.00 during the third twelve months following the Effective Date. The purpose for the Warrants is to create a greater vested interest by the foregoing people and entities in the Reorganized Debtor and to provide an additional vehicle for the Reorganized Debtor to obtain additional working capital.

14. In addition, a total of 500,000 warrants will be reserved for the management of the Reorganized Debtor (the "Management Warrants"), and a total of 500,000 warrants will be reserved for the members of the Reorganized Debtor's board of directors (the "Board Warrants"). Management shall have a vesting period for the Management Warrants of 36 months with prorated vesting to occur on a monthly basis. Each Management Warrant will entitle the holder of the Management Warrant to purchase one share of Reorganized Debtor Common Stock at a price of $2.00 during the first twelve months after issuance, $2.50 during the second twelve months after issuance, and $3.00 during the third twelve months after issuance. Board members shall have a vesting period for the Board Warrants, with 25% of the Warrants vesting every six months of service on the Board. Each vested Board Warrant will entitle the holder of the Board Warrant to purchase one share of Reorganized Debtor Common Stock at a price of $2.50. All unvested Warrants shall remain as an

asset of the Reorganized Debtor to be distributed in the manner the Reorganized Debtor deems appropriate.

15. As described above, on the Effective Date, a total of 259,900 warrants will be issued to the Koyah Entities (the "Koyah Entities Warrants"). The Koyah Entities Warrants will entitle the Koyah Entities to purchase one share of Reorganized Debtor Common Stock at a price of $2.00 during the first twelve months following the Effective Date, $2.50 during the second twelve months following the Effective Date, and $3.00 during the third twelve months following the Effective Date.

16. All allowed administrative claims (excluding those held by the DIP Lenders) and all allowed priority claims, which the Debtor estimates are in the total amount of approximately $1,141,081.46 (comprised of an estimated $1,086,600 of administrative claims plus $54,481.46 of priority claims), to the extent not otherwise paid prior to the Effective Date, will be paid in cash in full on the Effective Date from the New Money Contribution.

17. A chart which summarizes the issuance of Reorganized Debtor Common Stock and Warrants to the respective parties under this Plan is attached as Exhibit "9" to the Disclosure Statement.

III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THIS PLAN

A. What Creditors and Interest Holders Will Receive Under this Plan

As required by the Bankruptcy Code, this Plan classifies claims and interests in various classes according to their right to priority. This Plan states whether each class of claims or interests is impaired or unimpaired. This Plan provides the treatment each class will receive.

B. Unclassified Claims

Certain types of claims are not placed into voting classes; instead they are unclassified. They are not considered impaired and they do not vote on this Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code. As such, the Debtor has not placed the following claims in a class.

1. Administrative Expenses

Administrative expenses are claims for costs or expenses of administering the Debtor's Chapter 11 case which are allowed under Bankruptcy Code Section 507(a)(1). The Bankruptcy Code requires that all administrative claims be paid on the Effective Date unless a particular claimant agrees to a different treatment.

The following chart lists <u>all</u> of the Debtor's § 507(a)(1) administrative claims (excluding the post-petition claims of the DIP Lenders) and their treatment under this Plan.

Name	**Amount Owed**	**Treatment**
Clerk's Office Fees	$0	Paid in full on the Effective Date by the Reorganized Debtor out of the New Money Contribution
Office of the U.S. Trustee Fees	$0	Paid in full on the Effective Date by the Reorganized Debtor out of the New Money Contribution
Levene, Neale, Bender, Rankin & Brill L.L.P., bankruptcy counsel to the Debtor	$400,000 (est.) in addition to the approximately $250,000 of post-petition payments made by the Debtor or expected to be made by the Debtor pursuant to the Debtor's Court approved budget	Paid in full by the Reorganized Debtor out of the New Money Contribution on the later of the Effective Date and the date the Court enters an order allowing such fees and expenses
Loeb & Loeb LLP, special securities counsel to the Debtor	$100,000 (est.) in addition to the approximately $48,000 of post-petition payments made by the Debtor or expected to be made by the Debtor pursuant to the Debtor's Court approved budget	Paid in full by the Reorganized Debtor out of the New Money Contribution on the later of the Effective Date and the date the Court enters an order allowing such fees and expenses
Ronald M. Dorfman, special corporate counsel to the Debtor	$75,000 (est.) in addition to the approximately $45,000 of post-petition payments made by the Debtor pursuant to the Debtor's Court approved budget	Paid in full by the Reorganized Debtor out of the New Money Contribution on the later of the Effective Date and the date the Court enters an order allowing such fees and expenses

Wolf, Rifkin, Shapiro & Schulman LLP, special litigation counsel to the Debtor	$125,000	Paid in full by the Reorganized Debtor out of the New Money Contribution on the later of the Effective Date and the date the Court enters an order allowing such fees and expenses
O'Connor and Kay, Inc., tax accountant to the Debtor	$0	Paid in full by the Reorganized Debtor out of the New Money Contribution on the later of the Effective Date and the date the Court enters an order allowing such fees and expenses
McDermott Will & Emery, bankruptcy counsel to the Committee	$50,000 (est.) in addition to the approximately $70,000 of post-petition payments made by the Debtor pursuant to the Debtor's Court approved budget	Paid in full by the Reorganized Debtor out of the New Money Contribution on the later of the Effective Date and the date the Court enters an order allowing such fees and expenses
Accountant to the Debtor (to be named) to provide auditing related work, for, among other things, securities purposes.	$100,000	
Harry Kurtzman to compensate him, pursuant to Section 503(b)(1)(A) of the Bankruptcy Code, for playing a key role in obtaining the consent of the Koyah Entities to this Plan.	$50,000	Paid in full by the Reorganized Debtor out of the New Money Contribution on the Effective Date.
The Debtor's Current Outside Board Members (who consist of Billy Anders and Yolanda Parker) to compensate them, pursuant to Section 503(b)(1)(A) of the Bankruptcy Code, for playing a key role in providing the Debtor with the advice and oversight as members of the Board prior to and during the entire	Billy Anders (who commenced his role on the Board in March, 2005) ($15,000 plus 15,000 shares of Reorganized Debtor Common Stock) Yolanda Parker (who commenced her role on the Board in April,	The cash portion shall be paid in full by the Reorganized Debtor out of the New Money Contribution on the Effective Date.

duration of this case.	2005) ($10,800 plus 5,143 shares of Reorganized Debtor Common Stock)	
The Debtor's Current Key Officers (who consist of Raymond Yu and Sandra Ferro) to compensate them for their extraordinary contribution towards the Debtor's reorganization efforts and agreeing to remain employed by the Debtor through the Effective Date.	Sandra Ferro (the Debtor's Chief Financial Officer) - $10,800 plus 5,143 shares of Reorganized Debtor Common Stock to be paid on the Effective Date, plus an additional bonus of $12,000 to be paid upon the completion of the Debtor's fiscal 2005 audit and the filing by the Debtor of all delinquent 10K's and 10Q's with the SEC. Raymond Yu (the Debtor's Chief Executive Officer) - $50,000 plus 200,000 shares of Reorganized Debtor Common Stock	The cash portion shall be paid in full by the Reorganized Debtor out of the New Money Contribution on the Effective Date except where otherwise indicated for Sandra Ferro.
Post-Petition Non-Professional Fee Administrative Claims	$100,000 (est.) of accounts payable incurred in the ordinary course of the Debtor's business and which remain outstanding on the Effective Date.	Paid in full by the Reorganized Debtor out of the Reorganized Debtor's working capital in the ordinary course of the Reorganized Debtor's business.
TOTAL	$1,086,600 est.	Paid in the manner described above

Court Approval of Fees Required:

The Court must approve all professional fees and expenses listed in this chart before they may be paid. For all professional fees and expenses except fees owing to the Clerk of the Court and fees owing to the Office of the United States Trustee (the "OUST"), the professional in question must file and serve a properly noticed fee application and the Court must rule on the application. Only the amount of fees and expenses allowed by the Court will be required to be paid under this Plan. The administrative claim amounts set forth above for professional fees and expenses simply represent the Debtor's best estimate as to the amount of allowed administrative claims for professional fees and expenses in this case, making the assumption that the Debtor makes all of the post-petition professional fee monthly payments that the Debtor is authorized to make pursuant to its Court approved budget. The actual administrative claims for professional fees and expenses may be higher or lower. By voting to accept this Plan, creditors are not acknowledging the validity of, or consenting to the amount of, any of these administrative claims for professional fees and expenses, and creditors are not waiving any of their rights to object to the allowance of any of these administrative claims for professional fees and expenses. Also, the professionals employed in this case may, prior to the Effective Date, seek

Court approval of interim fees and expenses incurred in excess of the post-petition professional fee monthly payments received by such professionals. To the extent any such interim fees and expenses are allowed by the Court and paid by the Debtor prior to the Effective Date, that will reduce the amount of professional fees and expenses to be paid by the Reorganized Debtor.

2. Priority Tax Claims

Priority tax claims include certain unsecured income, employment and other taxes described by Section 507(a)(8) of the Bankruptcy Code. The Bankruptcy Code requires that each holder of such a Section 507(a)(8) priority tax claim receive the present value of such claim in deferred cash payments, over a period not exceeding six years from the date of the assessment of such tax. The Debtor believes that there are no Section 507(a)(8) priority tax claims. To the extent there are any allowed Section 507(a)(8) priority tax claims, such tax claims will be paid in full by the Reorganized Debtor in equal annual payments made by the last day of each full calendar year following the Effective Date over a period not to exceed six years following the date of assessment of such tax claims, with interest to accrue on such tax claims following the Effective Date at the fixed rate equal to the rate set forth in 26 U.S.C.

Section 6621 existing on the Effective Date, which the Debtor currently estimates is approximately 5-6% per annum.

3. Post-Petition Secured Claims of the DIP Lenders

The Debtor estimates that as of the Effective Date, the DIP Lenders will collectively be owed approximately $4,064,018 on account of their post-petition loans to the Debtor. Under this Plan, the DIP Lenders (on account of their post-petition loans to the Debtor), shall, with their consent, collectively receive, in full settlement and satisfaction of their respective debt owing by the Debtor (to be distributed on a pro rata basis based upon the amount of their respective secured debt) a total of 6,065,699 shares of Reorganized Debtor Common Stock, which will comprise approximately 26.8% of the Reorganized Debtor Common Stock issued and outstanding on the Effective Date, plus 606,570 Warrants. As of the Effective Date, any and all liens on behalf of the DIP Lenders shall be deemed fully released, and of no further force and effect, without the need for any further documentation of filings to evidence this fact, although the DIP Lenders shall execute any such documentation if requested to do so by the Reorganized Debtor, provided such documentation is prepared by the Reorganized Debtor and delivered to the DIP Lenders.

Assuming that on the Effective Date, Blue Collar is owed $1,285,461 on account of its DIP loan; AGP is owed $1,501,182 on

account of its DIP loan; and the Berg Group is owed $1,277,375, the Reorganized Debtor Common Stock and Warrants to be distributed to the DIP Lenders would be allocated among them as follows:

Blue Collar - 1,918,598 shares of Reorganized Debtor Common Stock plus 191,860 Warrants.

AGP - 2,240,570 shares of Reorganized Debtor Common Stock plus 224,057 Warrants.

The Berg Group - 1,906,530 shares of Reorganized Debtor Common Stock plus 190,653 Warrants.

C. Classified Claims and Interests

1. Classes of Secured Claims

Secured claims are claims secured by liens on property of the estate. The following charts set forth the description and treatment of each of the Debtor's known secured claims.

CLASS #	DESCRIPTION	IMPAIRED (Y/N)	TREATMENT
1	The allowed secured claim of the Koyah Entities. The Koyah Entities contend that they are owed approximately $5.5 million as of the Petition	Impaired; allowed claim in this class is entitled to vote on this Plan.	The Koyah Entities, will, with their consent, receive in full settlement and satisfaction of all of their claims against the Debtor, (i) 1,134,000 shares of Reorganized Debtor Common Stock, which will comprise 5% of the Reorganized Debtor

	Date and are continuing to accrue post-petition interest and attorneys' fees.		Common Stock issued and outstanding on the Effective Date, plus (ii) up to 259,900 Koyah Entities Warrants (defined above), plus (iii) the Koyah Entities Promissory Note (defined above). In addition to the foregoing, the Koyah Parties shall receive, on account of their Series B Stock, Series A Stock and Current Common Stock the same pro rata treatment as received by all other holders of Series B Stock, Series A Stock and Current Common Stock unless, no later than one day prior to the Effective Date, the Koyah Parties designate a lesser treatment for themselves with respect to any of the aforementioned interests. Pursuant to a settlement agreement reached between the Koyah Parties, Harry Kurtzman and the Aries Group Ltd., the Koyah Entities shall (i) assign and cause to be distributed to Harry Kurtzman any distributions received by the Koyah Entities under this Plan on account of Series B Stock which was previously paid for by Harry Kurtzman and pledged by Harry Kurtzman to the Koyah

			Entities, and (ii) retain any distributions received by the Koyah Entities under this Plan on account of Series B Stock which was previously not paid for by Harry Kurtzman but which was pledged by Harry Kurtzman to the Koyah Entities. On the Effective Date, the Koyah Parties shall be deemed to be released from any and all claims that the Debtor or its estate may have against the Koyah Parties, and the Reorganized Debtor shall execute any reasonable release agreement delivered to the Reorganized Debtor by the Koyah Parties to memorialize this release. On the Effective Date, the Koyah Parties, on the one hand, and Harry Kurtzman and Aries Group Ltd., on the other hand, shall be deemed to have agreed to a mutual release of any and all claims that either of them has against the other, and they shall both execute a reasonable release agreement to memorialize this mutual release.

CLASS #	DESCRIPTION	IMPAIRED (Y/N)	TREATMENT
2	The allowed secured claim of Ezra Meyer, which the Debtor estimates will be in the amount of approximately $105,000 on the Effective Date.	Impaired; allowed claim in this class is entitled to vote on this Plan.	Ezra Meyer will, with his consent, receive in full settlement and satisfaction of all of his claims against the Debtor $105,000 of cash.

CLASS #	DESCRIPTION	IMPAIRED (Y/N)	TREATMENT
3	All other allowed secured claims, if any, which are not included in class 1 or class 2. The Debtor does not believe that there are any other allowed secured claims.	Impaired; allowed claims in this class are entitled to vote on the Plan (if they are given treatment #1); and Not Impaired and not entitled to vote on this Plan if they are given treatment #2.	In the event that there are any class 3 allowed claims, the Reorganized Debtor will, at the Reorganized Debtor's election, treat each such holder of a class 3 allowed claim, in one of the following two ways: 1. Treatment #1. The Reorganized Debtor will pay the allowed secured claim of the class 3 claim holder in sixty equal monthly payments by the last day of each of the first sixty full calendar months following the Effective Date. Following the Effective Date, the allowed secured claim of the class 3 claim holder will accrue

			interest at the federal funds rate of interest on the date of the Plan Confirmation Hearing plus 2% (which would be approximately 6% per annum based on the present federal funds rate), or such other rate of interest agreed to by the Debtor and the class 3 claim holder or determined by the Court. Following the Effective Date, the allowed secured claim of the class 3 claim holder will be secured by the same liens, with the same scope, which currently secure the allowed secured claim of the class 3 claim holder. If an objection to the claim of the class 3 claim holder is pending on the Effective Date, the Reorganized Debtor will pay the monthly payments that the class 3 claim holder would be entitled to receive if its claim was allowed in the amount asserted into a segregated interest bearing trust account maintained by LNBRB until an order is entered by the Court, or an appellate court, allowing the secured claim of the class 3 claim holder, and such order becomes a final order, which is not the subject of any pending appeal, and the time for filing an appeal has passed.

			Once a final order is entered providing for an allowed secured claim of the class 3 claim holder, which is not the subject of any pending appeal and the time for filing an appeal has passed, the class 3 claim holder will be paid from the trust account the amount of money that would have been paid to the class 3 claim holder up to that point in time had the allowed secured claim of the class 3 claim holder been allowed in that amount on the Effective Date. 1. <u>Treatment #2</u>. The Reorganized Debtor will pay the allowed secured claim of the class 3 claim holder in cash in full on the Effective Date out of the New Money Contribution.

2. Classes of Priority Unsecured Claims

Certain priority claims that are referred to in Bankruptcy Code Sections 507(a)(3), (4), (5), (6), and (7) are required to be placed in classes. These types of claims are entitled to priority treatment as follows: the Bankruptcy Code requires that each holder of such a claim receive cash on the Effective Date equal to the allowed amount of such claim. However, a class of unsecured priority claim holders may vote to accept

deferred cash payments of a value, as of the Effective Date, equal to the allowed amount of such claim. The Debtor believes that the only Section 507(a)(3), (4), (5), (6), or (7) priority unsecured claims consist of $54,481.46 of unpaid priority wage claims. All consensual allowed priority unsecured claims will be paid in full by the Reorganized Debtor out of the New Money Contribution on the Effective Date. All disputed priority unsecured claims which become allowed will be paid in full by the Reorganized Debtor out of the New Money Contribution on the later of the Effective Date and the date the Court enters an order allowing such priority claims.

3. Classes of General Unsecured Claims

General unsecured claims are unsecured claims not entitled to priority under Bankruptcy Code Section 507(a). The following charts identify this Plan's treatment of the classes containing all of the Debtor's non-priority general unsecured claims:

CLASS #	DESCRIPTION	IMPAIRED (Y/N)	TREATMENT
4	All general unsecured claims which are not included in class 5 The Debtor estimates that there are a total of approximately $8.3 million of	Impaired; allowed claims in this class are entitled to vote on this Plan.	Subject to the 5% cash out option described below, all holders of class 4 allowed claims will collectively receive (on a pro rata basis based upon the amount of their respective class 4 allowed claims) in full settlement and satisfaction of their

	undisputed, non-contingent and liquidated class 4 claims.		class 4 allowed claims (i) 4,729,499 shares of Reorganized Debtor Common Stock, which will comprise approximately 20.9% of the Reorganized Debtor Common Stock issued and outstanding on the Effective Date, plus (ii) up to 945,900 Warrants. Holders of class 4 allowed claims shall receive one Warrant for each five shares of Reorganized Debtor Common Stock that they receive under this Plan, rounded downward for those class 4 claim holders who receive an amount of Reorganized Debtor Common Stock which is not wholly divisible by five. Thus, a class 4 claim holder who receives seven shares of Reorganized Debtor Common Stock under this Plan will receive one Warrant. A class 4 claim holder would need to receive at least ten shares of Reorganized Debtor Common Stock to receive at least two Warrants. Assuming that there are a total of $8.3 million of class 4 allowed claims, each approximately $1.75 of class 4 allowed claims will result in the receipt of one share of Reorganized Debtor Common Stock, and each approximately $8.75 of class 4 allowed claims

			will result in the receipt of one Warrant. With respect to the issuance of Reorganized Debtor Common Stock to the holders of class 4 allowed claims, all fractions will be rounded downward to the nearest whole number. In lieu of receiving Reorganized Debtor Common Stock and Warrants on account of their class 4 allowed claims, each holder of a class 4 allowed claim shall have the option to receive in full settlement and satisfaction of their class 4 allowed claims a cash payment from the Reorganized Debtor equal to 5% of the amount of their class 4 allowed claim (the "Class 4 Cash Out Option"). Such cash payments shall be made by the Reorganized Debtor within thirty days following the Effective Date and shall be funded out of the New Money Contribution. In order for the holder of a class 4 allowed claim to elect the Class 4 Cash Out Option, the class 4 claim holder must make that election in the ballot voting on this Plan, and the class 4 claim holder must return the ballot to the Debtor's counsel by January 3, 2006,

			which is the date indicated above as the last day for claim holders to vote on this Plan. Any class 4 claim holder who does not timely return a ballot to Debtor's counsel indicating a desire to elect the Class 4 Cash Out Option will not receive the Class 4 Cash Out Option and will instead receive a pro rata amount of Reorganized Debtor Common Stock and Warrants computed in the manner described above. The aggregate number of shares of Reorganized Debtor Common Stock (and therefore eligible Warrants) that will be distributed to holders of class 4 allowed claims will be unchanged as a result of the holders of certain class 4 allowed claims electing the 5% cash out option available to them under this Plan. The Reorganized Debtor Common Stock and Warrants will be distributed to holders of class 4 allowed claims by the later of (i) thirty days after the Effective Date, and (ii) thirty days after the date that the last disputed claim has been resolved by settlement or a final order of the Court, or an appellate

			court, which is not the subject of any pending appeal, and the time for filing an appeal has passed.

CLASS #	**DESCRIPTION**	**IMPAIRED (Y/N)**	**TREATMENT**
5	All allowed general unsecured claims which are in an amount of $2,500 or less, and all allowed general unsecured claims which are greater than $2,500 but not greater than $10,000, and whose claim holders elect to reduce their claim to $2,500 and be treated as class 5 claim holders. The Debtor estimates that there are a total of approximately $50,000 of undisputed, non-contingent and liquidated class 5 claims.	Not Impaired; allowed claims in this class are not entitled to vote on this Plan.	Holders of class 5 allowed claims will be paid in cash in full on the Effective Date out of the New Money Contribution.

4. Classes of Interest Holders

Interest holders are the parties who hold an ownership interest (i.e., equity interest) in the Debtor. The following charts identify this Plan's treatment of the classes of interest holders:

CLASS #	DESCRIPTION	IMPAIRED (Y/N)	TREATMENT
6	All Series B claims and interests ("Series B Interests")	Impaired; holders of allowed Series B Interests are entitled to vote on this Plan.	All holders of allowed Series B Interests will receive in full settlement and satisfaction of their Series B Interests shares of Reorganized Debtor Common Stock and Warrants. The Debtor believes that there is a total of $9,979,838 of issued and outstanding Series B Stock which has been fully and properly paid for by the holders of the Series B Stock. A list of all of the owners of Series B Stock and the amounts of their respective shares of Series B Stock is attached as Exhibit "7" to the Disclosure Statement. The $3,560,000 of Series B Stock which is listed on the top of Exhibit "7" as "Escrow Shares" refer to shares of Series B Stock which remain in escrow because they were never properly paid for. The $1,000,000 of Series B Stock which is listed on the top of Exhibit "7" as "RE Trans Issuance" refer to shares of Series B Stock which were issued to the two individuals referenced therein in connection with their prior agreement to purchase the ARI

			Property. That transaction was never consummated due to what the Debtor considers to have been the breach by the two individuals referenced therein. The issuance of the $1,000,000 of Series B Stock to the two individuals referenced therein was always intended to be conditioned upon the successful consummation of their purchase of the ARI Property, which never occurred. As a result, the Debtor believes that the $1,000,000 of Series B Stock was or should have been cancelled concurrently with their breach of the real estate contract regarding the ARI Property. The holders of the $9,979,838 of issued and outstanding Series B Stock which has been fully and properly paid for (as identified in the column of Exhibit "7" entitled "PD Shares") will receive under this Plan in full settlement and satisfaction of their Series B Interests (on a pro rata basis based upon the amount of their respective Series B Stock) 2,961,585 shares of Reorganized Debtor Common Stock, which will comprise approximately 13.1% of the Reorganized Debtor

			Common Stock issued and outstanding on the Effective Date, plus up to 987,195 Warrants. As a result, each approximately $3.37 of issued and outstanding Series B Stock which has been fully and properly paid for will entitle the holder to receive one share of Reorganized Debtor Common Stock. In addition, the holders of the $9,979,838 of issued and outstanding Series B Stock which has been fully and properly paid for will receive one Warrant for each three shares of Reorganized Debtor Common Stock that they receive under this Plan, rounded downward for those Series B interest holders who receive an amount of Reorganized Debtor Common Stock which is not wholly divisible by three. Thus, a Series B interest holder who receives five shares of Reorganized Debtor Common Stock under this Plan will receive one Warrant. A Series B interest holder would need to receive at least six shares of Reorganized Debtor Common Stock to receive at least two Warrants. The holders of Series B Stock referenced in the two columns of "Escrow

			Shares" and "RE Trans Issuance" will not receive Reorganized Debtor Common Stock or Warrants under this Plan on account of such Series B Stock absent an order of the Court which provides that they have allowed Series B Interests. In the event they obtain such an order of the Court, they will be issued Reorganized Debtor Common Stock and Warrants in the same proportions as that which will be issued to the holders of the $9,979,838 of issued and outstanding Series B Stock addressed above. As described above, if the Court orders that the holders of Series B Stock referenced in the two columns identified in Exhibit "7" as "Escrow Shares" and "RE Trans Issuance" have allowed Series B Interests, those holders will receive Reorganized Debtor Common Stock and Warrants under this Plan on account of such Series B Stock. In that event, all references herein to the number of Reorganized Debtor Common Stock and Warrants to be received by holders of Series B Interests, the maximum number of shares of Reorganized Debtor

			Common Stock and Warrants and to percentage ownership of such Reorganized Debtor Common Stock and Warrants by any class or party shall be deemed modified to take into account such additional shares of Reorganized Debtor Common Stock and Warrants that will be issued to such holders of Series B Stock.

CLASS #	DESCRIPTION	IMPAIRED (Y/N)	TREATMENT
7	All Series A claims and interests ("Series A Interests")	Impaired; holders of allowed Series A Interests are entitled to vote on this Plan.	All holders of allowed Series A Interests will receive in full settlement and satisfaction of their Series A Interests shares of Reorganized Debtor Common Stock plus Warrants pursuant to the following formula: 1. For each approximately 1.65 shares of Series A Interests owned, the Series A Interest holder shall receive one share of Reorganized Debtor Common Stock. 2. Each holder of an allowed Series A Interest will receive one Warrant for each four shares of Reorganized Debtor Common Stock that they receive under this Plan, rounded downward

			for those Series A interest holders who receive an amount of Reorganized Debtor Common Stock which is not wholly divisible by four. Thus, a Series A interest holder who receives five shares of Reorganized Debtor Common Stock under this Plan will receive one Warrant. A series A interest holder would need to receive at least eight shares of Reorganized Debtor Common Stock to receive at least two Warrants. The Debtor estimates that there are 591,110 shares of Series A Interests, which will collectively receive based upon the formulas above 357,818 shares of Reorganized Debtor Common Stock (equaling approximately 1.6% of the Reorganized Debtor Common Stock issued and outstanding on the Effective Date) plus up to 89,455 Warrants.

CLASS #	**DESCRIPTION**	**IMPAIRED (Y/N)**	**TREATMENT**
8	All equity interests in the Debtor excluding Series B Interests and Series A Interests, including all Current Common Stock, stock options, warrants, etc.	Impaired; holders of allowed Current Common Stock and/or Current Common Stock Equivalents	The holders of all Current Common Stock and/or Current Common Stock Equivalents on the Effective Date, as identified by the Debtor's transfer agent, will receive in exchange for, and in full settlement and satisfaction of, all of their Current

	(collectively, "Current Common Stock Equivalents")	are entitled to vote on this Plan.	Common Stock and Current Common Stock Equivalents, shares of the Reorganized Debtor Common Stock pursuant to the following formula: 1. Holders of Current Common Stock will receive one share of Reorganized Debtor Common Stock for every 338 shares of Current Common Stock owned on the Effective Date, rounded down to the nearest whole number. As a result, any holder of less than 338 shares of Current Common Stock will not receive any Reorganized Debtor Common Stock. As an example, the holder of 500 shares of Current Common Stock will receive one share of Reorganized Debtor Common Stock, as it would take 676 shares of Current Common Stock to receive two shares of Reorganized Debtor Common Stock. The Debtor estimates that there are approximately 439,458,082 shares of outstanding Current Common Stock and that under this Plan they will collectively receive up to 1,300,000 shares of Reorganized Debtor Common Stock, which, if fully issued, would comprise approximately

			5.7% of the Reorganized Debtor Common Stock issued and outstanding on the Effective Date. All shares of Current Common Stock shall be deemed cancelled and extinguished on the Effective Date. On the Effective Date, all class 8 interests will (i) be deemed cancelled, terminated, extinguished and of no further force and effect, (ii) no longer constitute an equity interest in the Debtor, and (iii) not constitute an equity interest in the Reorganized Debtor. The holders of Current Common Stock on the Effective Date, as identified by the Debtor's transfer agent, will be eligible to receive shares of the Reorganized Debtor Common Stock.

D. Means of Effectuating this Plan and Implementation of this Plan

1. Plan Funding.

This Plan will be funded with the New Money Contribution from the New Money Investors to be contributed to the Reorganized Debtor on the Effective Date as a capital

contribution, any money received by the Reorganized Debtor from the sale of the ARI Property, the revenues generated by the Reorganized Debtor's business operations, and any money collected by the Debtor or the Reorganized Debtor from the pursuit of causes of action, avoidance causes of action, and actions against those people and entities listed on Exhibit "3" to the Disclosure Statement who owe the Debtor money. In exchange for the New Money Contribution, (i) the New Money Investors shall receive 3,349,500 shares of Reorganized Debtor Common Stock, which will comprise approximately 14.8% of the Reorganized Debtor Common Stock issued and outstanding on the Effective Date, plus 669,900 Warrants, and (ii) for major contributions to this Plan, Disclosure Statement, business analysis and modeling, feasibility study, assistance in settlement disputes between the Debtor and certain creditors, and providing valuation analysis for pricing of the New Money Contribution the Aries Group shall receive 2,541,500 shares of Reorganized Debtor Common Stock, which will comprise approximately 11.2% of the Reorganized Debtor Common Stock issued and outstanding on the Effective Date, plus 508,300 Warrants.

2. The Reorganized Debtor Common Stock and Warrants.

The Reorganized Debtor shall continue to be a publicly-traded Delaware Corporation. Since all of the Reorganized Debtor Common Stock and Warrants to be issued under this Plan

(other than the Reorganized Debtor Common Stock and Warrants to be issued to the New Money Investors on account of the New Money Contribution) will be in exchange for allowed claims against, or interests in, the Debtor which are not otherwise paid under this Plan, then pursuant to Section 1145(a)(1)(A) of the Bankruptcy Code the issuance of such Reorganized Debtor Common Stock and Warrants will be exempt from section 5 of the Securities Act of 1933 and any State or local law requiring registration for offer or sale of a security. As a result, all such Reorganized Debtor Common Stock and Warrants shall be freely transferable without any restrictions, and will not require any holding period or separate registration with the SEC or any other governmental agency, except that any such Reorganized Debtor Common Stock or Warrants issued to directors, officers or beneficial holders of at least 10% of the Reorganized Debtor Common Stock will be able to transfer such securities only in compliance with Rule 144 adopted by the SEC (but without regard to the holding period requirement), and can be resold without restriction, 90 days after they are no longer an officer, director or 10% shareholder, or pursuant to a separate registration with the SEC. The issuance of the Reorganized Debtor Common Stock and Warrants to be issued to the New Money Investors on account of the New Money Contribution will be exempt from section 5 of the Securities Act of 1933 and any State or local law requiring

registration for offer or sale of a security pursuant to section 4(2) of the Securities Act of 1933 and Regulation 506 adopted by the SEC (provided that the New Money Investors are accredited investors, which the Debtor believes will be the case). The Reorganized Debtor shall use its best efforts to file a SB-2 registration statement with the SEC within ninety days following the Effective Date to register the Reorganized Debtor Common Stock and Warrants issued to the New Money Investors, the Aries Group, the Koyah Parties or any of their owners or members. No assurances can be made as to when such a registration will be declared effective by the SEC. In the event that the Reorganized Debtor fails to file an SB-2 registration statement with the SEC within ninety days following the Effective Date, the New Money Investors Entities shall receive additional shares of Reorganized Debtor Common Stock at the rate of 5% per month up to a maximum of 25%. Also, in order to file a registration statement, the Reorganized Debtor will first have to file all of the Debtor's past due Form 10-K [or 10-KSB] and Form 10-Q [or 10-QSB]. In order to file the Form 10-K, audits for the periods ending February 28, 2005 and February 28, 2006 will likely need to be completed and the auditor will also have to review and sign off on the Form 10-Q's to be filed for periods ending May, 2005, August, 2005 and November, 2005. The Debtor believes that it may take the auditors two months to complete their audit and

review of the Form 10-Q's, and therefore the Debtor will seek to have the auditors start their work no later than the beginning of December, 2005. The Debtor believes that until a registration is declared effective by the SEC, the resale of any of the Reorganized Debtor Common Stock and Warrants issued to the New Money Investors on account of the New Money Contribution will not be exempt from registration and cannot be traded or transferred except in compliance with Rule 144. As soon as the Reorganized Debtor satisfies the applicable listing requirements, the Reorganized Debtor will seek to file for a NASDAQ or other exchange listing. The Debtor contemplates that the Reorganized Debtor will seek to become current with all filing requirements with the SEC as soon after the Effective Date as possible.

3. The Management and Board of Directors of the Reorganized Debtor.

The Reorganized Debtor will adopt a new certificate of incorporation (the "Reorganized Debtor Certificate of Incorporation") and new bylaws (the "Reorganized Debtor Bylaws"), which will replace the Debtor's current certificate of incorporation (including all certificates of designations adopted thereunder) and bylaws in their entirety. The Debtor shall file a copy of the Reorganized Debtor Certificate of Incorporation and Reorganized Debtor Bylaws with the Court prior

to the Plan Confirmation Hearing. The Reorganized Certificate of Incorporation shall authorize 50,000,000 shares of Reorganized Debtor Common Stock and shall not provide for the authorization of any preferred stock. The Reorganized Debtor Bylaws shall provide for the Reorganized Debtor to have an initial five members on its Board of Directors. The Board of Directors shall be independent in accordance with all applicable rules of the SEC. In addition, the Board of Directors shall not be subject to any appointment rights by any person or entity. Although the shareholders of the Reorganized Debtor will have the right to elect all five Board members at the first meeting of the shareholders, the initial Board members of the Reorganized Debtor shall be Marc Hoffman, Cipora Lavut, Art Schwartz, Yolanda Parker, and Richard Armhurst, each of whom shall receive $1,000 for each Board meeting attended plus a total of 25,000 of Board Warrants. The professional resumes of Mr. Hoffman, Ms. Lavut, Mr. Schwartz, Ms. Parker and Mr. Armhurst are attached as Exhibit "5" to the Disclosure Statement. Within 180 days following the Effective Date, or as soon as possible thereafter, the Reorganized Debtor shall conduct its first shareholder meeting at which the shareholders of the Reorganized Debtor shall have the right to elect new Board members or to leave some or all of the existing Board members in place. The Reorganized Debtor shall have the ability to increase or reduce the number of officers and directors as

needed, but the number of Board members shall never be less than five. Marc Hoffman shall serve as the initial President of the Reorganized Debtor, for which Marc Hoffman shall receive an annual base salary of $200,000 plus 300,000 Management Warrants. The Debtor is still in the process of identifying the remaining initial officers of the Reorganized Debtor. The identities and initial compensation of these individuals will be filed with the Court prior to the Plan Confirmation Hearing. As described above, the Reorganized Debtor shall have the right to issue a total of up to 500,000 of Management Warrants to management of the Reorganized Debtor, inclusive of those Management Warrants being issued to Mr. Hoffman, and up to 500,000 Board Warrants to Board members, inclusive of those being issued to the initial Board members, all with the intent to assist the Reorganized Debtor to attract talented individuals to serves as officers and directors, and to provide for such individuals to be financially vested in the Reorganized Debtor. All unvested Management Warrants and unvested Board Warrants shall remain as an asset of the Reorganized Debtor to be distributed in the manner the Reorganized Debtor deems appropriate. On the Effective Date, all of the Debtor's current by-laws, amendments, certificates of designation, common stock, preferred stock, warrants, etc. will be deemed cancelled and extinguished and of no further force or effect.

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4. Other Features of the Reorganized Debtor.

The Reorganized Debtor shall have 50,000,000 shares of authorized Reorganized Debtor Common Stock and no preferred stock. However, as of the Effective Date, the Reorganized Debtor shall have no more than 23,000,000 shares of Reorganized Debtor Common Stock issued and outstanding, and there shall be no more than 5,230,000 Warrants reserved under this Plan. The Reorganized Debtor By-Laws shall further provide that absent a majority shareholders vote (a majority shall mean a majority of those shareholders who elect to vote), the Reorganized Debtor shall be prohibited from (i) issuing any convertible instruments, (ii) granting a security interest in substantially all of the Reorganized Debtor's assets (other than the lien granted to the Koyah Entities and possibly others under this Plan), (iii) issuing warrants or stock options (other than those that are part of this Plan), and (iv) selling more than 20% of the Reorganized Debtor Common Stock (this shall apply only to non-market placements). The Reorganized Debtor By-Laws shall require annual shareholders meetings to be held no later than 9 months after the end of each fiscal year and all Board members shall be up for election at every annual meeting (i.e., there shall be no staggered board).

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5. Disbursing Agent.

The Reorganized Debtor shall serve as the disbursing agent for purposes of making all distributions required to be made under this Plan.

6. Objections to Claims.

The claims bar date in this case was October 20, 2005. Attached as Exhibit "6" to the Disclosure Statement is a claims chart, which identifies all of the Debtor's scheduled claims and all proofs of claim which have been filed against the Debtor. The Debtor or the Reorganized Debtor, as the case may be, shall file objections to all proofs of claims which are inconsistent with the Debtor's books and records unless the Debtor deems the inconsistency to be insignificant, or, after analyzing such proofs of claims, determines the claimant to be correct. With respect to disputed claims which are not resolved prior to the Effective Date, the Reorganized Debtor shall have the authority, in its sole discretion, in the reasonable exercise of its business judgment and subject to the approval of the Court, to settle or compromise any claim. As provided by Section 502(c) of the Bankruptcy Code, the Court may estimate any contingent or unliquidated disputed claim for purposes of confirmation of this Plan. The Debtor or the Reorganized Debtor, as the case may be, shall have the authority to file any objections to claims following the confirmation of this Plan, or to continue with the

prosecution of any objections to claims which are filed but not completed prior to the confirmation of this Plan, and the Court shall retain jurisdiction over the Debtor, the Reorganized Debtor, this case and this estate to resolve and to adjudicate any and all such objections to claims which are commenced or continued following the confirmation of this Plan. Nothing contained in this Plan shall constitute a waiver or release by the Debtor or the Reorganized Debtor of any rights of setoff or recoupment, or of any defense, the Debtor or the Reorganized Debtor may have with respect to any claim, or of any bases the Debtor or the Reorganized Debtor have to object to any such claim. Nevertheless, the preceding language is not intended to interfere with or supersede the settlement and release of any potential claims by the Debtor or on behalf of the Debtor's estate against the Koyah Entities or any of their officers, directors, Investment Advisors, or Managers.

7. Investigation and Prosecution of Claims, Causes of Action and Avoidance Actions

The Debtor or the Reorganized Debtor, as the case may be, shall investigate all claims, causes of action and avoidance actions of the Debtor and its estate and determine which, if any, should be prosecuted. All claims, causes of action and avoidance actions of the Debtor and its estate are preserved by this Plan, and the Reorganized Debtor shall have the full power

and authority to settle, adjust, retain, enforce or abandon any claim, cause of action or avoidance actions as the representative of the Debtor's estate under section 1123(b) of the Bankruptcy Code or otherwise, whether such claims, causes of action or avoidance actions were commenced by the Debtor prior to the Effective Date or after the Effective Date. The Debtor or the Reorganized Debtor, as the case may be, shall have the authority to file and to prosecute any and all claims, causes of action and avoidance actions following the confirmation of this Plan (and to continue with the prosecution of any such claims, causes of action and avoidance actions which were commenced but not completed by the Debtor prior to the confirmation of this Plan), and the Court shall retain jurisdiction over the Debtor, the Reorganized Debtor, this case and this estate to resolve and to adjudicate any and all such claims, causes of action and avoidance actions following the confirmation of this Plan. Nothing contained in this Plan shall constitute a waiver or release by the Debtor or the Reorganized Debtor of any rights or of any defenses the Debtor or the Reorganized Debtor may have with respect to any such claims, causes of action and avoidance actions. Nevertheless, the preceding language is not intended to interfere with or supersede the settlement and release of any potential claims by the Debtor or on behalf of the Debtor's estate against the Koyah Entities or any of their officers,

directors, Investment Advisors, or Managers.

8. The Debtor's Claims and Causes of Action Against Certain Purchasers of Series B Interests.

As described above, the Debtor completed a large funding in September of 2004 consisting of the issuance of Series B Interests and a settlement with a number of the Debtor's large creditors. As part of the funding, the Debtor was scheduled to receive $6,265,000 between September 2004 and May 2005. Some of the investors received the Series B Interests in escrow and issued promissory notes to the Debtor against the investment amounts. A group of the investors subsequently failed to honor their commitments under the promissory notes. In total, approximately $3,542,109 remains outstanding on the promissory notes owing to the Debtor, inclusive of principal, late fees and default penalties. A list of those people and entities and estimated amounts outstanding, and a copy of the related Global Settlement agreement, are attached as Exhibit "3" to the Disclosure Statement. The Debtor intends to pursue litigation against all such people and entities who issued the still outstanding promissory notes to the Debtor, and the Reorganized Debtor shall have the right to commence such litigation if the Debtor has not done so prior to the Effective Date, and to continue with the prosecution of such litigation if the Debtor commenced but did not complete such litigation prior to the

Effective Date. The Debtor and the Reorganized Debtor, as the case may be, reserve the right to pursue claims and causes of action against such people and entities for the amounts owing under the still outstanding promissory notes, inclusive of fees and costs incurred in such prosecution, as well as for all damages suffered by the Debtor as a proximate cause of their failure to honor their obligations to the Debtor under such promissory notes. The Court shall retain jurisdiction over the Debtor, the Reorganized Debtor, this case and this estate to resolve and to adjudicate any and all such claims and causes of action following the confirmation of this Plan, whether such claims and causes of action were commenced prior to or after the confirmation of this Plan.

9. Payment of Professional Fees and Expenses Incurred Before and After the Effective Date

The Reorganized Debtor shall be entitled to pay the fees and expenses incurred by professionals employed in the Debtor's Chapter 11 case prior to the Effective Date only after such fees and expenses have been approved by the Court. The Reorganized Debtor shall be entitled to pay the fees and expenses incurred by professionals employed in the Debtor's Chapter 11 case after the Effective Date without any further order of the Court. The Reorganized Debtor shall be entitled to employ and to compensate its own professionals as the Reorganized Debtor deems

appropriate without any overview or Court approval.

10. Distributions to be Made Pursuant to this Plan

Except as otherwise agreed to by the Reorganized Debtor in writing, distributions to be made to holders of allowed claims pursuant to this Plan may be delivered by regular mail, postage prepaid, to the address shown in the Debtor's schedules, as they may from time to time be amended in accordance with Bankruptcy Rule 1000, or, if a different address is stated in a proof of claim duly filed with the Court, to such address. Checks issued to pay allowed claims shall be null and void if not negotiated within sixty days after the date of issuance thereof.

11. Cancellation of Securities, Indentures and Similar Instruments.

On the Effective Date, all securities, indentures, options, warrants and similar instruments of the Debtor shall be deemed cancelled, terminated and extinguished without the need for any further action to be taken by any party. Any indenture trustees, registrars, paying agents and transfer agents shall cooperate with the Reorganized Debtor with respect to (a) providing the Reorganized Debtor with a list of the registered holders of the securities issued under their respective securities, indentures or similar instruments as of the Effective Date, and (b) canceling those securities, indentures, options, warrants and similar instruments received after the

Effective Date. The indenture trustees, registrars, paying agents and transfer agents shall not recognize, record or otherwise acknowledge any transfer of their respective securities after the close of business on the Effective Date.

12. Corporate Matters.

Entry of the Court order confirming this Plan (the "Plan Confirmation Order") shall constitute all approvals, consents and actions required by any stockholders, directors, officers, or representatives of the Debtor under applicable law, and shall enable the Debtor or the Reorganized Debtor to execute any documents, instruments or agreements, and to take all corporate and other actions that are specified in this Plan or the Plan Confirmation Order that are necessary or appropriate to perform, implement and effectuate this Plan, provided, however, that except as set forth in Section 1145 of the Bankruptcy Code, nothing in this Plan is intended to override or to contravene any SEC laws or state corporate law.

13. Exemption from Transfer Taxes.

Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of a security, or the making or delivery of an instrument of transfer under a plan confirmed under section 1129 of the Bankruptcy Code, may not be taxed under any law imposing a stamp tax or similar tax. Transfers under this Plan that are exempt from taxes under section 1146(c)

of the Bankruptcy Code include all transfers by the Debtor after the commencement of its chapter 11 case in contemplation of this Plan but prior to the Effective Date, and all transfers to and by the Reorganized Debtor. The taxes from which such transfers are exempt include stamp taxes, recording taxes, sales and use taxes, transfer taxes, and other similar taxes.

14. Executory Contracts and Unexpired Leases.

Attached as Exhibit "4" to the Disclosure Statement is a list of the Debtor's executory contracts and unexpired leases which the Debtor intends to assume under this Plan and to become executory contracts and unexpired leases of the Reorganized Debtor (the "Assumed Executory Contracts and Unexpired Leases"), and the amounts of any defaults the Debtor believes exist under the Assumed Executory Contracts and Unexpired Leases, which must be cured in connection with the assumption of the Assumed Executory Contracts and Unexpired Leases. The Debtor reserves the right to amend its list of the Assumed Executory Contracts and Unexpired Leases up until the time of the Plan Confirmation Hearing. All of the Debtor's remaining executory contracts and unexpired leases which have not previously been assumed or rejected by the Debtor outside of this Plan, and which are not part of the Assumed Executory Contracts and Unexpired Leases shall automatically be deemed rejected on the Effective Date. With respect to all of the Assumed Executory Contracts and

Unexpired Leases for which defaults exist on the Effective Date, the Debtor shall be required to (a) cure or provide adequate assurance that the Reorganized Debtor will promptly cure any default existing under any such Assumed Executory Contracts and Unexpired Leases, (b) compensate or provide adequate assurance that the Reorganized Debtor will promptly compensate any other party to such Assumed Executory Contracts and Unexpired Leases for any actual pecuniary loss to such parties resulting from any default existing under any such Assumed Executory Contracts and Unexpired Leases, and (c) provide adequate assurance of future performance under such Assumed Executory Contracts and Unexpired Leases.

Any party who wishes to object to the Debtor's assumption of any of the Assumed Executory Contracts and Unexpired Leases under this Plan and/or to the amounts of any defaults the Debtor believes exist under the Assumed Executory Contracts and Unexpired Leases which must be cured in connection with the assumption of the Assumed Executory Contracts and Unexpired Leases must file a written objection with the Court within fourteen days prior to the Plan Confirmation Hearing, and serve such objection on counsel to the Debtor. The Court may deem the failure of any party to file such a timely objection to constitute consent to the Debtor's assumption of the Assumed Executory Contracts and Unexpired Leases and to the amount of

any defaults the Debtor must cure in connection with the assumption of the Assumed Executory Contracts and Unexpired Leases.

THE BAR DATE FOR FILING A PROOF OF CLAIM BASED ON A CLAIM ARISING FROM THE REJECTION OF ANY EXECUTORY CONTRACT OR UNEXPIRED LEASE WHICH IS REJECTED ON THE EFFECTIVE DATE SHALL BE THIRTY DAYS AFTER THE EFFECTIVE DATE. Any claim based on the rejection of an unexpired lease or executory contract will be barred if the proof of claim is not timely filed, unless the Court orders otherwise. Any allowed claim resulting from the rejection of an unexpired lease or executory contract will be classified and treated as a class 4 allowed claim.

15. Changes in Rates Subject to Regulatory Commission Approval.

The Debtor is not subject to governmental regulatory commission approval of its rates.

16. Retention of Jurisdiction.

Following the confirmation of this Plan and occurrence of the Effective Date, in addition to jurisdiction which exists in any other court, the Court shall retain such jurisdiction as is legally permissible including for the following purposes:

i. To resolve any and all disputes regarding the operation and interpretation of this Plan and the Plan Confirmation Order;

ii. To determine the allowability, classification, or priority of claims and interests upon objection by the Debtor, the Committee, or by any other parties in interest with standing to bring such objection or proceeding and to consider any objection to claim or interest whether such objection is filed before or after the Effective Date;

iii. To determine the extent, validity and priority of any lien asserted against property of the Debtor or property of the Debtor's estate;

iv. To construe and take any action to enforce this Plan, the Plan Confirmation Order, and any other order of the Court, issue such orders as may be necessary for the implementation, execution, performance, and consummation of this Plan, the Plan Confirmation Order, and all matters referred to in this Plan and the Plan Confirmation Order, and to determine all matters that may be pending before the Court in this case on or before the Effective Date with respect to any person or entity related thereto;

v. To determine (to the extent necessary) any and all applications for allowance of compensation and reimbursement of expenses of professionals for the period on or before the Effective Date;

vi. To determine any request for payment of administrative expenses;

vii. To determine motions for the rejection, assumption, or assignment of executory contracts or unexpired leases filed before the Effective Date and the allowance of any claims resulting therefrom;

viii. To determine all applications, motions, adversary proceedings, contested matters, and any other litigated matters instituted during the pendency of this case whether before, on, or after the Effective Date including claims, causes of action, and avoidance actions, and the Reorganized Debtor shall have the right to commence any claims, causes of action and avoidance actions after the Effective Date and to continue with the prosecution of any such claims, causes of action and avoidance actions which were commenced but not completed by the Debtor prior to the Effective Date;

ix. To determine such other matters and for such other purposes as may be provided in the Plan Confirmation Order;

x. To modify this Plan under Section 1127 of the Bankruptcy Code in order to remedy any apparent defect or omission in this Plan or to reconcile any inconsistency in this Plan so as to carry out its intent and purpose;

xi. Except as otherwise provided in this Plan or the Plan Confirmation Order, to issue injunctions, to take such other actions or make such other orders as may be necessary or

appropriate to restrain interference with this Plan or the Plan Confirmation Order, or the execution or implementation by any person or entity of this Plan or the Plan Confirmation Order;

xii. To issue such orders in aid of consummation of this Plan and the Plan Confirmation Order, notwithstanding any otherwise applicable nonbankruptcy law, with respect to any person or entity, to the fullest extent authorized by the Bankruptcy Code or Bankruptcy Rules; and

xiii. To enter a final decree closing the Debtor's Chapter 11 case.

IV. EFFECT OF CONFIRMATION OF THIS PLAN

A. Discharge.

The Debtor will receive a discharge under this Plan pursuant to and in accordance with the provisions of Section 1141 of the Bankruptcy Code because there has not been a liquidation of all or substantially all of the property of the Debtor's estate, and because the Reorganized Debtor will be continuing with the Debtor's current business operations following the Effective Date.

B. Modification of this Plan.

The Debtor may modify this Plan at any time before confirmation. However, the Court may require a new disclosure statement and/or re-voting on this Plan if the Debtor modifies

this Plan before confirmation. The Debtor or the Reorganized Debtor, as the case may be, may also seek to modify this Plan at any time after confirmation of this Plan so long as (1) this Plan has not been substantially consummated, and (2) the Court authorizes the proposed modifications after notice and a hearing.

C. Post-Confirmation Status Reports.

Until a final decree closing the Debtor's Chapter 11 case is entered, the Reorganized Debtor shall file a quarterly status report with the Court explaining what progress has been made toward consummation of the confirmed Plan and shall serve such status reports upon the OUST, counsel to the Debtor, the Committee and its counsel, and those parties who have requested special notice.

D. Post-Confirmation Conversion/Dismissal.

A creditor or any other party in interest may bring a motion to convert or dismiss the case under Section 1112(b) of the Bankruptcy Code after this Plan is confirmed if there is a default in performing this Plan. If the Court orders the case converted to Chapter 7 after this Plan is confirmed, then all property that had been property of the Chapter 11 estate, and that has not been disbursed pursuant to this Plan, will revest in the Chapter 7 estate, and the automatic stay will be

reimposed upon the revested property, but only to the extent that relief from stay was not previously authorized by the Court during this case. The Plan Confirmation Order may also be revoked under very limited circumstances. The Court may revoke the Plan Confirmation Order if it was procured by fraud and if a party in interest brings an adversary proceeding to revoke confirmation within 180 days after the entry of the Plan Confirmation Order.

E. Final Decree.

Once the estate has been fully administered as referred to in Bankruptcy Rule 3022, the Reorganized Debtor shall file a motion with the Court to obtain a final decree to close this case. The Reorganized Debtor shall be responsible for the timely payment of all fees incurred pursuant to 28 U.S.C. Section 1930(a)(6).

Dated: December 1, 2005

LEVENE, NEALE, BENDER, RANKIN & BRILL L.L.P.

By: /s/ Ron Bender

RON BENDER
DANIEL H. REISS
Attorneys for Chapter 11
Debtor and Plan Proponent,
Aura Systems, Inc.

AURA SYSTEMS, INC.

By: /s/ Raymond Yu
Raymond Yu
Chief Executive Officer

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